A special meeting of the fund's shareholders was held on June 18, 2008. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
James C. Curvey
Affirmative	6,806,254,283.64	90.459
Withheld	717,918,633.19	9.541
TOTAL	7,524,172,916.83	100.000
Albert R. Gamper, Jr.
Affirmative	6,813,807,662.30	90.559
Withheld	710,365,254.53	9.441
TOTAL	7,524,172,916.83	100.000
George H. Heilmeier
Affirmative	6,807,960,382.67	90.481
Withheld	716,212,534.16	9.519
TOTAL	7,524,172,916.83	100.000
Arthur E. Johnson
Affirmative	6,813,560,126.23	90.556
Withheld	710,612,790.60	9.444
TOTAL	7,524,172,916.83	100.000
Edward C. Johnson 3d
Affirmative	6,790,230,371.49	90.246
Withheld	733,942,545.34	9.754
TOTAL	7,524,172,916.83	100.000
James H. Keyes
Affirmative	6,814,972,763.81	90.574
Withheld	709,200,153.02	9.426
TOTAL	7,524,172,916.83	100.000
Marie L. Knowles
Affirmative	6,809,520,315.53	90.502
Withheld	714,652,601.30	9.498
TOTAL	7,524,172,916.83	100.000
Kenneth L. Wolfe
Affirmative	6,809,589,758.29	90.503
Withheld	714,583,158.54	9.497
TOTAL	7,524,172,916.83	100.000

A Denotes trust-wide proposal and voting results.